Exhibit 10.53
AMENDMENT NO. 2
TO
2009 RESTATEMENT OF ENERGIZER HOLDINGS, INC.
EXECUTIVE SAVINGS INVESTMENT PLAN
     WHEREAS, Energizer Holdings, Inc. (“Company”) adopted the Energizer Holdings, Inc. Executive Savings Investment Plan (“Grandfathered Plan”) effective as of April 1, 2000; and
     WHEREAS, in connection with complying with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and effective as of January 1, 2009, the Company amended and restated the Plan to provide for, inter alia, administration of the portion of each Participant’s Account earned or vested on or after January 1, 2005 (“Non-Grandfathered Account”) in accordance with the 2009 Restatement of the Energizer Holdings, Inc. Executive Savings Investment Plan (“Plan”); and
     WHEREAS, the Energizer Plans Administrative Committee (“EPAC”) has been delegated authority to amend the Plan document; and
     WHEREAS, EPAC desires to amend the Plan effective January 1, 2010 to eliminate Supplemental Matched Contributions;
     NOW, THEREFORE, the Plan is hereby amended effective as of January 1, 2010 as follows:
I.
     Section 3.1 of the Plan is hereby deleted in its entirety and the following substituted therefore:
“3.1 Deferrals into the Plan. A Participant whose Before-Tax Contributions are limited during a Year by the Deferral Limitations, based on the Participant’s Initial SIP Deferral Election for such Year, may defer on a before-tax basis in the Plan, Compensation in excess of that permitted to be deferred pursuant to the SIP as if the Initial SIP Election remained in effect for the entire Year. Any change in the Initial SIP Election during the Year will have no impact on the level of Contributions under Sections 3.1 and 3.2 of the Plan. Deferral elections under the Plan may not be revoked except in the case of Termination of Employment. No after-tax deferrals are permitted under the Plan.”
II.
     Section 3.3 of the Plan is hereby deleted in its entirety.
III.
     Section 3.4 of the Plan is hereby deleted in its entirety and the following substituted therefore:

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“3.3 Basic Unmatched Contributions. Subject to sections 3.1 and 3.2, a Participant who has elected to defer the maximum Basic Matched Contributions rate of 6% may defer an additional 44% of his or her Compensation, in 1% increments, for each payroll period in such Year beginning with the payroll period in which the Participant exceeds or would have exceeded the Deferral Limitations, based on the Participant’s Initial SIP Deferral Election for such Year. Such Deferrals into the Plan shall be designated ‘Basic Unmatched Contributions.’“
IV.
     Section 3.5 of the Plan is hereby deleted in its entirety and the following is substituted in lieu thereof:
“3.4 Company Matching Contribution. With respect to each payroll period, the Company shall contribute on behalf of each Participant an amount equal to 50% of such Participant’s Basic Matched Contributions. The Company shall contribute a matching contribution to the Plan equal to 50% of the amount of Before-Tax Contributions to the SIP that are determined, or would have been determined, to be Catch-Up Contributions (as defined in the SIP) based on the Participant’s Initial SIP Deferral Election for such Year. Contributions made pursuant to this Section 3.4 shall be designated “Company Matching Contributions.”
V.
     Section 3.6 of the Plan is hereby deleted in its entirety and the following is substituted in lieu thereof;
     “3.5 Participant’s Accounts.
(a)	The Company shall establish a book reserve account for each Participant. With respect to each payroll period, as appropriate, the Company shall credit to a Participant’s Account his or her Basic Matched Contributions, pre-January 1, 2010 Supplemental Matched Contributions, Basic Unmatched Contributions and Company Matching Contributions.

(b)	Each Participant’s Account balance shall be credited on a daily basis with earnings (or losses) equal to the rate of earnings (or losses) of the SIP funds that the Participant has designated as investment choices.

(c)	Each Participant shall be furnished quarterly a statement setting forth the value of his or her Account”
VI.
     Section 4.1 of the Plan is hereby deleted in its entirety and the following is substituted in lieu thereof:

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     “4.1 Vesting of Basic Contributions. Each Participant shall be vested at all times in the amounts credited to his or her Account attributable to his or her Basic Matched Contributions, pre-January 1, 2010 Supplemental Matched Contributions and Basic Unmatched Contributions.”
VII.
     Section 8.1 of the Plan is hereby deleted in its entirety and the following is substituted in lieu thereof:
VIII.
     “8.1 Company Matching Contributions. All benefits due a Participant or Beneficiary under the Plan are unfunded and unsecured and are payable out of the general funds of the Company or Affiliated Company, The Company, it is sole and absolute discretion, may establish a grantor trust for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors of the Company or the respective Affiliated Company for which the Participant was employed when Basic Matched Contributions, pre-January 1, 2010 Supplemental Matched Contributions, Basic Unmatched Contributions and Company Matching Contributions were made for such Participant as provided for in such trust, provided that such trust does not alter the characterization of the Plan as an unfunded plan for purposes of ERISA. Such trust shall make distributions in accordance with the terms of the Plan.”
     IN WITNESS WHEREOF, EPAC has caused this Amendment No. 2 to the Plan to be executed on behalf of the Company by a duly authorized member of EPAC this 28th day of December, 2009.

ENERGIZER HOLDINGS, INC.
/s/ Peter J. Conrad
Peter J. Conrad
Vice President Human Resources

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